SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):
December 12, 2023
BREAD FINANCIAL HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-15749	31-1429215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3095 LOYALTY CIRCLE
COLUMBUS, Ohio 43219
(Address and Zip Code of Principal Executive Offices)
(614) 729-4000
(Registrant’s Telephone Number, including Area Code)
NOT APPLICABLE
(Former name or former address, if changed since last report)☐
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BFH	NYSE
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On December 12, 2023, Bread Financial Holdings, Inc. (the “Company”) and certain subsidiary guarantors named therein (the “Guarantors”) entered into a purchase agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), under which the Company agreed to sell $600 million aggregate principal amount of senior notes (the “Notes”), in a private offering pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The size of the offering reflects an increase of $100 million in aggregate principal amount of Notes from the previously announced offering size of $500 million. The Notes will mature on March 15, 2029 and will be issued at 100% of the principal amount thereof for net proceeds of approximately $592.5 million, after deducting the Initial Purchasers' discount but before the Company’s estimated offering expenses. The closing of the issuance of the Notes is expected to occur on December 22, 2023, subject to customary closing conditions. The Company intends to use the net proceeds from the offering to (i) fund the redemption in full of the Company’s outstanding 4.750% Senior Notes due 2024 (the “2024 Notes”), (ii) fund the repayment in full of the Company’s existing term loans under the Company’s existing credit agreement and (iii) pay related fees, premiums and expenses, with any remaining proceeds to be used for general corporate purposes.

The Purchase Agreement contains customary representations, warranties and agreements of the Company and the Guarantors and customary conditions to closing, indemnification rights, obligations of the parties and termination provisions.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K (this “Report”).

Item 8.01 Other Events.

On December 12, 2023, the Company issued a press release (the “Release”) pursuant to Rule 135c under the Securities Act relating to the pricing and upsize of the Notes. In accordance with Rule 135c(d) under the Securities Act, a copy of the Release is attached hereto as Exhibit 99.1 to this Report.

The foregoing is qualified by reference to the Release that is attached as Exhibit 99.1 to this Report, which is incorporated herein by reference.

This Report, the Purchase Agreement attached hereto as Exhibit 10.1 and the Release attached hereto as Exhibit 99.1 do not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful and neither this Report nor the Release constitute a notice of redemption for the 2024 Notes. The Notes will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Document Description

10.1	Purchase Agreement, dated December 12, 2023, by and among the Company, the Guarantors and the Initial Purchasers.

99.1	Press release announcing the pricing and upsize of the notes offering, dated December 12, 2023.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bread Financial Holdings, Inc.

Date: December 12, 2023	By:	/s/ Joseph L. Motes III
Joseph L. Motes III Executive Vice President, Chief Administrative Officer, General Counsel and Secretary